Exhibit 10.3

AMENDED AND RESTATED CONVERTIBLE LOAN AGREEMENT

THIS AMENDED AND RESTATED CONVERTIBLE LOAN AGREEMENT (the “Agreement”), amending and restating that certain Convertible Loan Agreement dated October 29, 2007, (the “Prior Loan Agreement”) by and among Negevtech Ltd., a company incorporated under the laws of the State of Israel (the “Company”) and the lenders listed hereunder (the “Lenders”), IS MADE by and among the Company and the Lenders as of this 5th day of June, 2008.

         WHEREAS, the Company and the Lenders are parties to the Prior Loan Agreement;

         WHEREAS under the Prior Loan Agreement the Lenders provided to the Company the Loan Principal Amount (as defined thereto) in an aggregate amount of $10,000,000 under the terms and conditions of the Prior Loan Agreement;

         WHEREAS, the Company and the Lenders have entered into a certain Shareholder’s Letter Agreement dated March 6 2008 (the “Shareholders’ Letter”) pursuant to which inter alia, the Company and the Lenders agreed: (i) to amend the terms of the Prior Loan Agreement in such manner as to provide for the automatic conversion of all amounts outstanding and owed by the Company (including interest accrued thereon) under the Prior Loan Agreement, immediately after the merger contemplated in that certain Agreement and Plan of Merger dated March 6 2008 (as may be amended) by and among the Company, Israel Growth Partners Acquisition Corporation (“IGPAC”) and Negevtech Acquisition Subsidiary Corp., (the “IGPAC Merger Agreement”) becomes effective (the “IGPAC Merger” and the “Effective Time” respectively); and (ii) to buy immediately after the Effective Time, Ordinary Shares of the Company, nominal value NIS 1.00 each, in an aggregate amount of up to $5,000,000 under the terms of the Shareholders’ Letter (the “$5M Investment Amount”);

         WHEREAS, the Lenders further agreed that an aggregate amount of $2,000,000 out of the $5M Investment Amount shall be advanced to the Company by way of convertible loans under the terms of this Agreement as set forth hereinafter;

         WHEREAS in order to reflect the foregoing agreements, the Company and the Shareholders’ (i) have entered on the same date hereof into an Amended and Restated Shareholders’ Letter , a copy of which is attached hereto as Exhibit A (the “Amended Shareholders Letter”) and (ii) desire to amend, restate and supercede the Prior Loan Agreement in accordance with Section 9 of the Prior Loan Agreement, to read as set forth herein;

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree that the Prior Loan Agreement is hereby amended, and restated in its entirety, to be read as follows:

1.     Loan

     (a)         The parties hereby represent and confirm that the Lenders have provided to the Company and the Company has received from the Lenders under the Prior Loan Agreement, an aggregate amount of $5,000,000 (the “First Loan Amount”) and an additional aggregate amount of $5,000,000 (the “Additional Loan Amount”). The portion of the First Loan Amount and the Additional Loan Amount that has been provided by each Lender is set forth on Annex A1, A2 hereto opposite each Lender’s name.

     (b)         Subject to the terms and conditions hereof, the Lenders shall lend the Company an additional aggregate amount of $2,000,000 (Two Million US Dollars) which shall be extended to the Company in 2 (two) equal installments of $1,000,000 (One Million US Dollars) each, as follows, (i) first installment shall be extended to the Company no later than June 5, 2008 and (ii) second installment shall be extended to the Company on June 29, 2008. The aggregate amount of such two installments shall be referred hereinafter as the “Third Loan Amount”.

         The portion of the Third Loan Amount to be provided by each Lender is set forth opposite each Lender’s name on Annex A3 attached hereto. The obligation of each Lender to provide such Lender’s portion of the Third Loan Amount is several and not jointly with the other Lenders.

         The First Loan Amount, the Additional Loan Amount and the Third Loan Amount shall be referred hereinafter as the “Loan Principal Amount”.

     (c)         The Loan Amount (as defined below) shall be used by the Company as general working capital in accordance with the budget which shall be approved by the Board of Directors of the Company from time to time (the “Budget”).

2.     Closing of the Third Loan Amount

         The closing of the transaction of the Third Loan Amount (the “Third Closing”) shall take place in accordance with the provisions of section 1(b) above and shall be subject to the fulfillment of all of the conditions set forth in Section 3 hereof. At each installment of the Third Loan Amount, each Lender shall pay to the Company such pro rata amount set forth opposite such Lender’s name in Annex A3, by wire transfer to the Company’s bank account.

3.     Conditions to Third Closing.

     3.1        The obligations of the Lenders under Section 2 are subject to the fulfillment on or before each installment of the Third Loan Amount , of each of the following conditions:

3.1.1	receipt of the approval of the Board of Directors of the Company (the "Board") for the execution, delivery and performance by the Company of this Agreement,

3.1.2	the execution and delivery by the Company, the Lenders and IGPAC of the Amended Shareholders' Letter, and

3.1.3	all representations and warranties of the Company contained in Section 6 below shall be true and correct in all material respects at the time of each installment of the Third Loan Amount as though made again at that time.

     3.2        Each Lender hereby agrees and undertakes to vote all its shares for the adoption of the resolutions need to be taken by the shareholders of the Company in connection with the approval and authorization of the execution, delivery and performance by the Company of this Agreement and the transactions contemplated under this Agreement, including creation and authorization of such additional number of shares of the Company’s Series-A-1 Preferred Shares and Ordinary Shares as shall be necessary in order to comply with the Company’s undertakings under this Agreement in connection with the Lenders’conversion rights set forth hereinafter.

4.     Terms of Loan

         This Loan Principal Amount is subject to the following terms and conditions:

     (a)        Maturity Date. The entire unpaid balance of the loans provided under the Prior Loan Agreement and this Agreement, including the Loan Principal Amount and all accrued and unpaid Interest thereon (the “Loan Amount”), shall be immediately due and payable on the earlier of (i) January 31, 2009 (ii) such other date decided by the Board to the extent that the financial condition of the Company has been significantly improved, as was determined by the Board in its sole discretion (the “Maturity Date”).

        It is hereby agreed and clarified that notwithstanding anything to the contrary in this Agreement, the repayment of the Loan Amount or any part thereof, for any reason whatsoever, shall be subordinated to and subject to the full repayment of all amounts (including all accrued and unpaid interest thereon) due by the Company to Plenus Technologies Ltd., Plenus II L.P. and/or Plenus II (D.C.M.) L.P. (“Plenus”) under the agreements entered between Plenus and the Company, dated October 11, 2005 and October 14, 2005 as amended (the “Plenus Agreement”).

         It is hereby agreed and clarified that notwithstanding anything to the contrary contained in this Agreement, the Prior Loan Agreement or any other document, the Lenders acknowledge and agree that (i) no amounts may be paid to them on account of the Loan Principal Amount unless and until all amounts due to Plenus from the Company under the  Plenus Agreement have been paid in full, (ii) no Event of Default under this Agreement (or any other loan agreement between the Company and all or any of the Lenders) may be declared unless and until an Event of Acceleration is declared by Plenus under the Plenus Agreement, provided, however that the foregoing shall not derogate from the Lenders’ right to enforce their rights to cause the Company to comply with its obligations under this Agreement to convert any Loan Amount outstanding under the terms hereof (including all accrued and unpaid Interest thereon) into shares of the Company, all pursuant to the provisions of this Agreement and (iii) all amounts payable on account of the Loan Principal Amount shall be deemed an “unsecured debt”.

     (b)        Interest. Interest on the unpaid Loan Principal Amount shall accrue with respect to each installment payment from the date of the actual payment of such respective installment to the Company, at a rate equals to LIBOR for one year plus 2.3% per annum, compounded annually (and prorated with respect to any portion thereof), until the entire Loan Amount is paid in full (the “Interest”).

    (c)        Conversion.

(i) Optional Conversion. Each Lender may, at its own discretion, either (a) convert the applicable amount of the Loan Amount (including any Interest accrued thereon) due to such Lender or any part thereof, into shares of the Company’s Series A-1 Preferred Shares (the “A-1 Shares”), with a price per share of $1.3235 (the “A-1 Price”), or, in case the Company has consummated another equity financing prior to such Lender’s election (the “New Equity financing”), into shares of the Company’s equity securities which have been issued and sold at the closing of such New Equity Financing. The number of A-1 Shares to be issued to each Lender upon such conversion shall be equal to the quotient obtained by dividing the outstanding Loan Amount (and any Interest accrued thereon) provided by such Lender by the A-1 Price, rounded to the nearest whole share, or (b) demand in writing the repayment in full of the Loan Amount provided by such Lender, together with any Interest accrued thereon, within 7 days of receipt of such demand; provided that such demand of repayment may be made only following the Maturity Date and provided further that such repayment shall be subject to the rights of Plenus under the Plenus Agreement.

(ii) Automatic Conversion In the event that a Lender has elected to demand the repayment of its applicable amount of the Loan Amount in accordance with subsection (c)(i) above, and the Company does not have available cash for the repayment of the outstanding Loan Amount due to such Lender or any part thereof (as shall be determined by the Company’s Board of Directors), such Loan Amount or any part thereof which the Company is unable to repay, shall automatically be converted into A-1 Shares based on the A-1 Price or, in case the Company has consummated a New Equity financing (as defined above), into shares of the Company’s equity securities which have been issued and sold at the closing of such New Equity Financing, unless the Lender has decided to defer the Maturity Date of such Loan Amount or any part thereof which the Company is unable to repay.

        In case of conversion of the Loan Amount either under this subsection (ii) or subsection (i) above into the Company’s equity securities which have been issued and sold at the closing of a New Equity Financing and if more than one class or series of equity securities are issued as part of the New Equity Financing, then the Lenders shall be entitled to the most favorable class or series of equity securities issued in such financing, and in the event that the New Equity Financing includes issuances of shares of the same class at different prices per share, then the Lenders shall be entitled to receive the lowest of such prices. The number of shares to be issued to each Lender upon such conversion shall be equal to the quotient obtained by dividing (x) the outstanding Loan Amount (and any Interest accrued thereon) provided by such Lender by (y) the price per share of the equity securities paid by investors in the New Equity Financing, rounded to the nearest whole share, and such shares shall be of the same class and have such rights (including with respect to original issuance price, liquidation preference, conversion price and with respect to any other securities, warrants or other rights issued or provided as part of the New Equity Financing) as those of the New Equity Financing, and the Lenders shall be deemed to be investors in the New Equity Financing for all purposes

(iii) Mechanics and Effect of Conversion. No fractional shares of the Company’s share capital will be issued upon conversion of the Loan Amount, and the number of shares will be rounded down to the nearest whole number. Upon conversion of the Loan Amount pursuant to this Section 4, the Lenders shall surrender this Agreement duly endorsed, at the principal offices of the Company. At its expense, the Company will, as soon as practicable after the date any conversion is effected under this Agreement, issue and deliver to the Lenders, a certificate or certificates for the number of shares to which each Lender is entitled upon such conversion, together with such other securities and property to which the Lenders are entitled upon such conversion under the terms of this Agreement. Upon conversion of the Loan Amount, the Company will be forever released from all of its obligations and liabilities (other than those relating to the representations and warranties in Section 6) under this Agreement, including without limitation the obligation to pay the Loan Amount (including any accrued Interest thereon).

    (d)        Exit Event. In the event that, prior to either (i) a conversion of the Loan Amount into investment in the Company or the repayment of the Loan Amount pursuant to subsections (c)(i) or (c)(ii) above, or (ii) the repayment of the Loan Amount upon Event of Default pursuant to section (e) below, an Exit Event occurs, then, immediately prior to such Exit Event, the Loan Amount and any Interest accrued thereon, shall either, at the Lender’s own discretion (A) automatically be converted into the securities issued at the Company’s last round of financing took place before the Exit Event, at a price per share equals to the lower of (i) the price per share applicable to the Exit Event, (which calculation shall assume the conversion of the Loan Amount as aforesaid), (ii) the price per share paid at the Company’s last round of financing took place before the Exit Event and (iii) the A-1 Price or (B) be immediately due and payable out of the consideration received in connection with such Exit Event, whether such consideration is in cash or a non-cash consideration.

         For the purposes of this Agreement, “Exit Event” shall mean, the Company’s IPO or its merger into, acquisition by, sale of majority of its outstanding share capital or sale of all or substantially all its assets to another entity, or any other transaction or series of transactions resulting in the sale of more that 50% of the Company’s voting power to another entity or person. Notwithstanding the foregoing, it is agreed that the merger contemplated under the IGPAC Merger Agreement shall not be deemed an “Exit Event”.

     (d1)        Conversion Upon IGPAC Merger

         Except for the names of the parties to this Agreement, capitalized terms used in this Section 4(d1) (and not otherwise defined in this Section 4(d1)) shall have the same meaning ascribed to them in the IGPAC Merger Agreement:

         Notwithstanding anything to the contrary in this Agreement, in the event of and subject to, the occurrence of the Closing under the IGPAC Merger Agreement, all applicable amounts outstanding and due by the Company toward each Lender under this Agreement, including accrued interest (the “Loan Conversion Amount”) shall automatically be converted immediately after the Effective Time into such number of Company’s Ordinary Shares, resulting from dividing the dollar amount of the Loan Conversion Amount by the Price Per Share (as defined below). Such Company’s Ordinary Shares will be issued to the Lenders pro-rata based on the respective amount out of the Loan Conversion Amount provided by each of them, all as indicated opposite such Lender’s name in the Pro Rata Conversion Table attached hereto as Annex B to this Agreement. Subject to the occurrence of the Closing, the Lenders will not in any way require the Company to pay any amounts owed and outstanding under this Agreement, and will waive all rights to payment under this Agreement in exchange for the Company’s undertakings under this subsection 4(d1) and its undertaking to convert the Loan Conversion Amount into Ordinary Shares of the Company as provided above.

         For the purpose of this subsection 4(d1):

         The term “Price Per Share” shall mean the price per share of each Ordinary Share of the Company equal to the quotient determined by dividing (X) the amount in the Trust Fund, calculated as of two Business Days prior to the Effective Time, by (Y) the total number of shares of Class B Common Stock then outstanding (prior to any conversion of Class B Common Stock held by holders who did not vote against the Merger into shares of IGPAC Common Stock, as set forth in Section 1.5a(i) of the IGPAC Merger Agreement) and such quotient divided further by (Z) the Exchange Ratio.

         For avoidance of doubt, in the event that the Closing under the IGPAC Merger Agreement shall not occur for any reason whatsoever, the foregoing automatic conversion under this subsection 4(d1) shall not apply and each Lender shall have the right to either demand the repayment of, or convert its pro-rata portion of the Loan Conversion Amount pursuant and in accordance with the provisions of Section 4(a), 4(c) and/or 4(d) of this Agreement, as the case may be.

     (d2)        Conversion of the Third Loan Amount

         (i) Notwithstanding the foregoing, the automatic conversion and the waiver of repayment of the Loan Conversion Amount pursuant to subsection 4(d1) above, shall apply to the Third Loan Amount and any accrued interest thereto, only to the extent necessary in order that the Parent Post Closing Net Cash (as such term is defined in the Amended Shareholders’ Letter) shall be equal to $55,000,000.

         (ii) For avoidance of doubt, the pro rat portion of any due and outstanding amount of the Third Loan Amount which has not been automatically converted pursuant to subsections 4(d1) and/or 4(d2)(i) above, shall be, at the option of each Lender, either (i) repaid in accordance with and subject to the repayment terms under this Agreement, or (ii) converted into such number of Ordinary Shares of the Company resulting from dividing such amount by the Price Per Share (as such term is defined in subsection (d1)above).

    (e)        Events of Default. The Loan Amount, together with any accrued Interest, shall, immediately become due and payable to the Lenders upon any Event of Default as defined herein, unless the Lenders providing a majority of the Loan Amount waive their rights regarding such Event of Default. The occurrence of any of the following shall be an Event of Default:

(i) Any material breach by the Company of any of its obligations or representations under this Agreement, which breach is not cured by the Company within sixty (60) days of receiving written notice thereof from any of the Lenders; or

(ii) The commencement of any liquidation proceedings of the Company or the adoption of a winding up resolution by the Company, or the appointment of a receiver or trustee over the Company’s assets, or the calling by Company of a meeting of creditors for the purpose of entering into a scheme or arrangement with them, and if any of the aforementioned actions or proceedings is not cancelled within ninety (90) days of its initiation; or

(iii) The levy of an attachment or the institution of execution proceedings against the whole or substantially all of Company’s assets, where such attachment or execution proceeding is not discharged within ninety (90) days. The Company shall notify the Lenders within seventy-two (72) hours of any such attachment or proceedings.

5.     Adjustments Each of the prices per share described above shall be adjusted for any share splits, issuance of bonus shares, combinations of shares, distribution of dividends and the like.

6.     Representations and Warranties. The Company hereby represents and warrants to the Lenders as of the date hereof and as of date of each installment of the Third Loan Amount:

    (a)        Organization and Qualification. The Company is a private company duly organized and incorporated on 22.12.91, validly existing under the laws of the State of Israel. The Company has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted under the Budget. No proceeding or resolution for bankruptcy, dissolution, liquidation, winding-up, appointment of receiver and/or similar proceeding has been instituted or taken by the Company, and to the best of its knowledge, no such proceeding has been instituted or threatened against the Company.

     (b)        Since its incorporation, there has been no declaration or payment by the Company of dividends, or any distribution by the Company of any assets of any kind to any of its shareholders in redemption of or as the purchase price for any of the Company’s securities.

     (c)        Authorization and Approvals. Subject to the provisions of this subsection (c), the Company has all requisite power and authority to execute, deliver, and perform this Agreement, and the other agreements contemplated hereby or which are ancillary hereto (the “Transaction Documents”). All corporate action on the part of the Company and its respective officers and directors necessary for the authorization, execution and delivery of this Agreement and the Transaction Documents and the performance of all obligations of the Company hereunder has been taken or will be taken on or prior to the date of the Third Closing, except of the approval by the shareholders of the Company which shall be obtained as soon as the Company’s board of directors shall decide to call a general shareholders’ meeting of the Company. Subject to the foregoing, this Agreement, the Transaction Documents, and any obligations contemplated herein and therein constitute, or shall constitute upon the Third Closing valid and legally binding obligations of the Company, enforceable in accordance with its terms. Upon obtaining the approvals mentioned hereinafter in this sub-section (c), the individuals executing this Agreement and the Transaction Documents on behalf of the Company have appropriate authority to act on behalf of the Company in connection with the Agreement. Except for (i) the approval of the Board of Directors, and (ii) the approval of shareholders of the Company, no approvals, permits or consents of, order, authorization of, action by, designation, declaration, or filing with any state or local governmental body, official authority, or any other third party is required on the part of the Company, under any applicable law or instrument in connection with the execution, delivery, and performance of this Agreement and the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby which has not or will not be filed prior to Third Closing. All such qualifications and filings will, in the case of qualifications, be effective on the date of the Third Closing and will, in the case of filings, be made within the time prescribed by law.

     (d)        Valid Issuance of Shares The shares issued upon conversion of the Loan Amount or any part thereof in accordance with this Agreement shall, when issued as provided for herein, be duly authorized, validly issued and fully paid and shall be issued in compliance with all applicable laws, including Israeli securities laws, free of any pre-emptive rights or similar rights and free and clear of any taxes, liens or encumbrances.

7.     Transfer; Successors and Assigns.

        The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, none of the rights or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by any party without the prior consent in writing of the other party and shall be subject to any limitations on transfer of shares set forth in the Company’s Articles of Association, except that each of the Lenders may assign, pledge, or otherwise transfer its interest under this Agreement to its Permitted Transferees (as defined in the Company’s Articles of Association).

8.     Governing Law; Jurisdiction.

        This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Israel without regard to the conflict of law provisions thereof. Any dispute arising in relation to this Agreement shall be resolved in the competent courts of Tel-Aviv.

9.     Amendments and Waivers.

        Any term of this Agreement may be amended only with the written consent of the Company and all the Lenders. Any amendment or waiver effected in accordance with this Section 9 shall be binding upon the Company, the Lenders and each transferee of the Lenders.

10.     Regulatory Matters

Anything to the contrary in this Agreement not withstanding, it is agreed that in any event in which the Loan Amount due to Poalim Ventures (as such term is defined in the Company’s Articles of Association, as shall be amended from time to time), including any Interest accrued thereon, is to be converted to shares of the Company in accordance with the terms and conditions hereunder, such Loan Amount shall be converted only to the extent not increasing the shareholdings of all of Poalim Ventures entities in the Company, in the aggregate, above the limitations imposed on Poalim Ventures under any applicable law (as such applicable law shall be notified to the Company by Poalim Ventures) and the remainder of the Loan Amount, if any, shall continue to be outstanding subject to the terms and conditions hereunder.

11.     Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.     Other Miscellaneous: (i) Entire Agreement – This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes and replaces all prior agreements and understandings among the parties hereto with respect to the subject matter hereof, including without limitation the Prior Loan Agreement. (ii) Severability: The terms and provisions of this Agreement are severable, and if any term or provision shall be determined to be in any way unenforceable in whole or in part pursuant to applicable law, such determination shall not impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Agreement in any jurisdiction, and any such provision shall be given effect to the extent legally possible. (iii) Preamble: The preamble hereto constitutes an integral part hereof. (iv) Headings: The titles of the sections and subsections of this Agreement are for convenience of reference only, and are not to be considered in construing this Agreement. (v) Notices: All notices required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger,

If to the Company:	Negevtech Ltd.
12 Hamada St. Rehovotl, 736703, Israel
Fax: ++972-8-9366051
Tel: ++972-8-9312222
Attn. Oz Desheh

If to any of the Lenders: The address set forth on Annex A hereto, opposite each Lender’s name.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Convertible Loan Agreement as of the date first above written;

NEGEVTECH LTD. By: —————————————— Name: Title:

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Convertible Loan Agreement as of the date first above written;

LENDERS:

Pitango Principles Fund III	Pitango Venture Capital Fund III	Pitango Venture Capital Fund III
(Israel) L.P.	Trusts 2000 L.P.	(Israeli Sub) L.P.

Pitango Venture Capital Fund III	Pitango Venture Capital Fund III	Pitango Parallel Investor Fund
(Israeli Sub.) Non-Q L.P.	(Israeli Investors) L.P.	III (Israel), L.P.

SVE Star Ventures Enterprises GmbH	Star Management of Investments	Star Growth Enterprise, a German
& Co. No. IX KG.	No. II (2000) L.P.	Civil Law Partnership (with
limitation of liability)

SVM Star Ventures
Managementgesellschaft mbH Nr. 3

Genesis Partners II (Israel), L.P.	Genesis Partners II, L.D.C.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Convertible Loan Agreement as of the date first above written;

LENDERS:

Poalim Ventures Ltd.	Poalim Ventures I Ltd.	Poalim Ventures II L.P.

Wellington Partners Venture III	Amadeus III Affiliates Fund L.P.	Amadeus III
Technology Fund L.P.

Exhibit A

Amended Shareholders’ Letter

* Attached as Exhibit 10.1 in this Proxy Statement/Prospectus

Annex A1

List of Lenders & First Loan Amount

Annex 1			5,000,000
List of Lenders & First Loan Amount

Name		% Issued & Outstanding on an as converted basis	$ Financing Pro-Rata Participation I

Pitango Venture Capital Fund III (Israeli Sub) L.P.		13.86%	750,025
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.		1.28%	69,336
Pitango Venture Capital Fund III (Israeli Investors) L.P.		3.75%	202,808
Pitango Parallel Investor Fund III (Israel), L.P		1.04%	56,310
Pitango Principles Fund III (Israel) L.P.		0.49%	26,401
Pitango Venture Capital Fund II Trusts 2000 L.P.		0.98%	52,802
SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.		9.81%	530,692
Star Management of Investments No. II (2000) L.P.		1.27%	68,739
Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability)		11.24%	608,403
SVM Star Ventures Managmenttgesellschaft mbH Nr. 3		0.92%	49,778
Genesis Partners II, L.D.C.		11.57%	626,094
Genesis Partners II (Israel) L.P.		1.71%	92,439
Poalim Ventures Ltd.		1.56%	84,406
Poalim Ventures I Ltd.		2.40%	129,855
Poalim Ventures II L.P.		4.87%	263,281
Wellington Partners Venture III Technology Fund L.P.		13.26%	717,766
Amadeus III		12.03%	650,739
Amadeus III Affiliates Fund LP		0.37%	20,126

Total	s	92.40%	5,000,000

Annex A2

List of Lenders & Additional Loan Amount

Annex 2		5,000,000
List of Lenders & Additional Loan Amount

Name	% Issued & Outstanding on an as converted basis	$ Financing Pro-Rata Participation II

Pitango Venture Capital Fund III (Israeli Sub) L.P.	13.86%	750,025
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.	1.28%	69,336
Pitango Venture Capital Fund III (Israeli Investors) L.P.	3.75%	202,808
Pitango Parallel Investor Fund III (Israel), L.P	1.04%	56,310
Pitango Principles Fund III (Israel) L.P.	0.49%	26,401
Pitango Venture Capital Fund II Trusts 2000 L.P.	0.98%	52,802
SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.	9.81%	530,692
Star Management of Investments No. II (2000) L.P.	1.27%	68,739
Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability)	11.24%	608,403
SVM Star Ventures Managmenttgesellschaft mbH Nr. 3	0.92%	49,778
Genesis Partners II, L.D.C.	11.57%	626,094
Genesis Partners II (Israel) L.P.	1.71%	92,439
Poalim Ventures Ltd.	1.56%	84,406
Poalim Ventures I Ltd.	2.40%	129,855
Poalim Ventures II L.P.	4.87%	263,281
Wellington Partners Venture III Technology Fund L.P.	13.26%	717,766
Amadeus III	12.03%	650,739
Amadeus III Affiliates Fund LP	0.37%	20,126

Total	92.40%	5,000,000

Annex A3

List of Lenders & Third Loan Amount

$2M Pro-rata

Name	% on an as converted basis	$1M (End of May, 2008)	$1M (End of June, 2008)

Pitango Venture Capital Fund III (Israeli Sub) L.P.	13.77%	150,005	150,005
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.	1.27%	13,867	13,867
Pitango Venture Capital Fund III (Israeli Investors) L.P.	3.72%	40,562	40,562
Pitango Parallel Investor Fund III (Israel), L.P	1.03%	11,262	11,262
Pitango Principles Fund III (Israel) L.P.	0.48%	5,280	5,280
Pitango Venture Capital Fund II Trusts 2000 L.P.	0.97%	10,560	10,560
SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.	9.75%	106,138	106,138
Star Management of Investments No. II (2000) L.P.	1.26%	13,748	13,748
Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability)	11.17%	121,681	121,681
SVM Star Ventures Managmenttgesellschaft mbH Nr. 3	0.91%	9,956	9,956
Genesis Partners II, L.D.C.	11.50%	125,219	125,219
Genesis Partners II (Israel) L.P.	1.70%	18,488	18,488
Poalim Ventures Ltd.	1.55%	16,881	16,881
Poalim Ventures I Ltd.	2.38%	25,971	25,971
Poalim Ventures II L.P.	4.83%	52,656	52,656
Wellington Partners Venture III Technology Fund L.P.	13.18%	143,553	143,553
Amadeus III	11.95%	130,148	130,148
Amadeus III Affiliates Fund LP	0.37%	4,025	4,025
Total	91.82%	1,000,000	1,000,000